EX-99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (File No. 811-05426) of our report dated September 11, 2011, relating to the financial statements and financial highlights which appears in the July 31, 2011 Annual Report to Shareholders of Invesco Commodities Strategy Fund, one of the funds constituting AIM Investment Funds (Invesco Investment Funds), which is also incorporated by reference into the Registration Statement;

We also consent to the references to us under the headings “Financial Highlights,” in the prospectuses and “Other Service Providers” in the statement of additional information which are incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
December 7, 2011